EMPLOYMENT AGREEMENT
                   --------------------

	THIS EMPLOYMENT AGREEMENT is made and entered into as of this first day of May, 1999, by and between JOHN B. SANFILIPPO & SON,
INC., a Delaware corporation ("the Company"), and STEVEN G. TAYLOR
("Executive").

                       INTRODUCTION
                       ------------
	Executive is a party to that certain Stock Purchase Agreement dated June 17, 1992 by and among Sunshine Nut Company, Inc. ("Sunshine"), the Company, John C. Taylor ("John") and Executive (the "Stock Purchase Agreement"). Contemporaneously with the execution thereof, and in accordance with the terms of the Stock Purchase Agreement, Executive and John sold, assigned and conveyed to the Company, and the Company purchased from Executive and John, all of the issued and outstanding capital stock of Sunshine (the "Stock Purchase"). As a result of the Stock Purchase, Sunshine became a wholly-owned subsidiary of JBSS. Executive is also a party to that certain Employment Agreement dated June 17, 1992 between Executive and Sunshine (the "Prior Employment Agreement") which provided for Executive's Employment with Sunshine for an employment term expiring on June 17, 2000 (the "Prior Employment Term Expiration Date").

	The Company recently implemented certain organizational changes at Sunshine and intends to merge Sunshine with and into the Company on or before the end of the Company's current fiscal year (the "Merger"). In connection with such organizational changes and the Merger, Executive will cease to be an employee of Sunshine. However, since Executive has served as the Vice President of Sunshine since
June 1980 and as "non-employee" Vice President of the Company since 1995, and consequently has extensive knowledge of the business and operations of Sunshine and the Company, the Company desires to employ Executive, and Executive desires to accept employment from the Company, effective as of the date hereof on the terms and conditions set forth in this Agreement including, without limitation, for a term that extends beyond the Prior Employment Term Expiration Date by approximately 36 months (the "Extended Term of Employment").

	IT IS, THEREFORE, AGREED:

	1.	Employment with the Company.  The Company hereby employs
Executive and Executive hereby accepts employment from the Company upon the terms and conditions herein set forth. Executive's employment by Sunshine shall cease contemporaneously with his employment by the Company hereunder. Because of, and in consideration of, Executive's employment by the Company hereunder and the Extended Term of Employment, Executive shall not, however, be entitled to, and hereby expressly waives, any benefits, compensation or other remuneration or rights under the Prior Employment Agreement or otherwise as a result of his termination of employment by Sunshine.

	2.	Duties.  During the Employment Term (as defined below),
Executive shall hold the position of the Company's Executive Vice President. Executive shall have and perform all of the duties and responsibilities customarily attributed to that position and any additional duties and responsibilities as may be assigned or delegated to him from time to time by the Company's Board of Directors. Executive shall perform his duties and obligations during the Company's normal business hours and at all other times reasonably necessary to comply with the spirit and purpose of this Agreement.
In carrying out his duties and responsibilities hereunder, Executive shall abide in all material respects by the policies of the Company and shall devote his full time, attention, energies, skills and best efforts exclusively to the performance of his duties and responsibilities for and on behalf of the Company.

       3.      Employment Term and Termination.

       3.1 Employment Term. Subject to the provisions of subparagraph 3.2 below, Executive's employment hereunder shall be for a term (the "Employment Term") commencing on the date hereof and expiring on the third anniversary of the date hereof (the
"Termination Date"). Thereafter, the Employment Term may be renewed only upon the mutual consent and agreement of the Company and Executive.

       3.2 Termination During Employment Term. The Employment Term, and thus Executive's employment hereunder, may be terminated prior to the Termination Date set forth in subparagraph 3.1 above for any of the following reasons:

       (a) Either party may terminate the Employment Term, at his or its sole option, for "Reasonable Cause" effective immediately upon giving the other party written notice of termination. As used herein with respect to the Company's right to terminate, "Reasonable Cause" shall generally mean either (i) Executive's failure to perform in any material way any of his responsibilities or duties hereunder, and Executive does not cure such failure within ten (10) days after receipt of written notice of such failure from the Company or its Board of Directors, (ii) any breach or default by Executive under either (A) this Agreement and Executive does not cure such breach or default within ten (10) days after receipt of written notice thereof from the Company or its Board of Directors, or (B) that certain Covenant Not to Compete Agreement of even date herewith by and between Executive, Sunshine and the Company (the "Non-Compete Agreement"), (iii) the commission by Executive of any act of fraud, theft or embezzlement against the Company, or (iv) the commission by Executive of any felony (other than a traffic related offense which does not result in liability to the Company or which does not result in a penalty involving incarceration for more than 30 days) whether or not directed against the Company. As used herein with respect to Executive's right to terminate, "Reasonable Cause" shall mean either (1) the Company's failure to provide Executive with his compensation or other material benefits as agreed upon herein and the Company does not cure such failure within ten (10) days after receipt of written notice of such failure from Executive, or (1111) the commission by the Company of any act of fraud, theft or embezzlement against Executive.

       (b)     Executive's death or permanent disability.

       4. Compensation and Other Benefits. For the services to be rendered during the Employment Term by the Executive hereunder Executive shall be entitled to receive from the Company the following:

       4.1 Annual Base Compensation. During the Employment Term, Executive shall be entitled to receive annual base compensation ("Annual Base Compensation") in the amount of $195,000.00, payable in equal periodic installments in accordance with the Company's customary practices. The amount of Executive's Annual Base Compensation may be increased from time to time in the sole discretion of the Company's Board of Directors but generally in accordance with the Company's customary practices for base salary increases.

       4.2 Employment Benefits. During the Employment Term, Executive shall be eligible to receive and participate in all other employment plans and benefits which the Company provides its employees in substantially equivalent positions to that of Executive hereunder ("Employment Benefits") payable to the beneficiary or beneficiaries as Executive shall designate. Nothing in this subparagraph shall prohibit or limit the right of the Company to discontinue, modify or amend any plan or benefit in its absolute discretion at any time provided such discontinuance, modification or amendment is applied generally to employees of the Company and not solely to Executive.

       4.3 Expenses. The Company shall reimburse Executive for reasonable and necessary expenses incurred by him on behalf of the Company in the performance of his duties during the Employment Term. Executive shall furnish the Company with the appropriate documentation required by the Internal Revenue Code and the applicable Treasury Regulations or otherwise required under the Company's policy in connection with such expenses.

       4.4 Relocation. The Company shall reimburse Executive for reasonable and necessary expenses incurred by him in connection to Chicago, Illinois from San Antonio, Texas, as follows:

       (a) The Company will reimburse Executive for temporary housing in the Chicago, Illinois area, including utilities, for a period of six months beginning May 1, 1999. This reimbursement or direct payment by the Company will constitute taxable income to Executive.

       (b) The Company will pay and contract for the reasonable transportation of Executive's household goods from the San Antonio, Texas area to Executive's permanent residence in the Chicago, Illinois area. This payment will not be considered taxable income to Executive.

       (c) The Company will reimburse Executive for the real estate commission pertaining to the sale of Executive's primary residence in the San Antonio, Texas area to a maximum of six percent (6%) of the sales price. This reimbursement will be considered taxable income to Executive.

       (d) The Company will reimburse Executive for two (2) house hunting trips by Executive's spouse to the Chicago, Illinois area. This reimbursement will be considered taxable income to Executive.

	Executive shall furnish the Company with the appropriate documentation required by the Internal Revenue Code and the applicable Treasury Regulations or otherwise required under the Company's policies in connection with such expenses.

       5.      Restrictive Covenants.

       5.1 Proprietary Property. Executive acknowledges that while employed by Sunshine prior to the date hereof he was, and during his employment by the Company hereunder he will be, provided with (or given access to) memoranda, files, records, trade secrets and such other proprietary information and property, including information regarding Sunshine's and the Company's operations, market structure, processes, formulas, data, marketing plans, strategies and techniques, forecasts, financial information, budgets, projections, licenses, prices, costs, customer lists and supplier lists (collectively, the "Proprietary Property") as was, is or will be in the future necessary or desirable to assist Executive in the performance of his responsibilities on behalf of the Company and its subsidiaries, affiliates, predecessors, successors and assigners. Executive acknowledges that the Proprietary Property, and all information and intellectual property and other data developed by Executive in the performance of Executive's responsibilities during his employment with Sunshine and his employment by the Company hereunder, including any inventions, patents, trademarks, copyrights, ideas, creations, and properties (also hereafter inclusive in the term "Proprietary Property"), is the sole and exclusive property of the Company and is not available to the public at large or other persons engaging in any businesses which are the same as or similar to any business of the Company. Executive shall not have any right, title or interest of any kind or nature in the Proprietary Property or any proceeds thereof, and upon request of the Company, Executive shall execute such documents as the Company may reasonably request to more effectively convey and vest in the Company and/or any of its subsidiaries and affiliates, as the case may be, all rights, title and interest in and to the Proprietary Property. Executive covenants and agrees that he shall not, directly or indirectly, during the Employment Term or thereafter, communicate or divulge to, or use for the benefit of himself or any other corporation, person, firm, or association, without the prior written consent of the Company the Proprietary Property or any information in any way relating to the Proprietary Property. The Proprietary Property shall remain the sole and exclusive property of the Company and/or any of its subsidiaries and affiliates, as the case may be, and upon termination or expiration of the Executive's employment hereunder, for whatever reason, Executive shall immediately thereupon return all Proprietary Property in his possession or control to the Company.

       5.2 Non-Solicitation of Employees. Executive agrees that during the Non-Compete Term (as defined in Section 5.3 below), neither Executive nor any person or enterprise controlled by Executive (including without limitation Executive's spouse or other family members acting for the benefit of Executive) will solicit for employment any person employed by the Company or any of its subsidiaries, affiliates, predecessors, successors, or assigns at any time within one year prior to the time of the act of solicitation.

       5.3 Non-Competition. In consideration for Executive's employment by the Company hereunder, the Extended Employment Term, the various other rights conferred on Executive under this Agreement and the rights and benefits conferred on Executive under the Stock Purchase Agreement and the Related Documents and Certificates (as defined in the Stock Purchase Agreement), Executive hereby covenants and agrees that during the term of his employment hereunder, for the remaining (or unexpired) portion of the Employment Term in the event Executive's employment hereunder is terminated prior to the expiration of the Employment Term either by the Company for Reasonable Cause or by Executive for other than Reasonable Cause, and for a period of one (1) year after the expiration of this Agreement (the "Non-Compete Term"), he shall not, directly or indirectly, whether by, through or as an officer, director, stockholder, partner, owner, employee, creditor, or otherwise, be engaged in any other commercial activities or pursuits whatsoever which may in any way be in competition or conflict with the business of Sunshine as it was or is conducted by Sunshine prior to the Merger or the Company at any time whether before or after the Merger (including without limitation the manufacturing, processing and marketing of nuts and other snack food items) in any market or geographic area in which the Company and/or any of its subsidiaries or affiliates is then doing business. Executive further covenants and agrees that during the Non-Compete Term, he shall not, directly or indirectly, on his own behalf or on behalf of any other person, firm or corporation, pursue any party which was a customer of Sunshine, the Company and/or any of its subsidiaries or affiliates as of the date on which Executive ceases, for whatever reason, to be employed hereunder (the "Cessation of Employment Date") or at any time within the 24-month period preceding the Cessation of Employment Date for the purpose of soliciting and/or providing to any of those customers any products, goods, or services of the nature and type sold by either Sunshine, The Company and/or any of its subsidiaries or affiliates. For purposes of the preceding sentence, a "customer of Sunshine, the Company and/or any of the Company's other subsidiaries or affiliates," includes, but is not limited to, (a) any person, firm or corporation which Sunshine, the Company or any of their respective affiliates, subsidiaries, predecessors, successors or assigns has actually contacted for the purpose of obtaining an order for its products, goods or services and which any of Sunshine, the Company or any of their respective affiliates, subsidiaries, predecessors, successors or assigns, as of the Cessation of Employment Date or at any time within the 24-month period preceding such date, is or was pursuing by regular contacts with such person, and (b) any person, firm or corporation specifically identified by Sunshine, the Company or any of their respective affiliates, subsidiaries, predecessors, successors or assigns in any of their respective marketing or strategic plans as a target for solicitation of orders for products, goods or services of Sunshine, the Company or any of their respective affiliates, subsidiaries, predecessors, successors or assigns.

       5.4 Remedies. Acknowledging that a breach of any provision of subparagraph 5.1, 5.2 or 5.3 may cause substantial injury to the Company or its affiliates, subsidiaries, predecessors, successors or assigns which may be irreparable and/or in amounts difficult or impossible to ascertain, Executive hereby covenants and agrees that in the event he materially breaches any of the provisions of subparagraph 5.1, 5.2 or 5.3 the Company (or its affiliates, subsidiaries, predecessors, successors or assigns) shall have, in addition to all other remedies available in the event of a breach of this Agreement, the right to injunctive or other equitable relief. In addition, in the event Executive materially breaches any of the provisions set forth in this Section
5, the Company shall have the right to set-off any damages resulting from such breach against all benefits, accruals and/or payments due Executive under this Agreement (including without limitation Annual
Base Compensation).

       5.5 Severability. If at the time of the enforcement of subparagraph 5.1, 5.2, 5.3 or 5.4 a court shall hold that the period or scope of the provisions thereof are unreasonable under the circumstances then existing, the parties hereby agree that the maximum period or scope under such circumstances shall be substituted for the period or scope stated in such subparagraphs.

       5.6 Executive's Acknowledgment. Executive hereby expressly acknowledges that the restrictions and obligations set forth in and imposed under Section 5(a) of this Agreement will not prevent him from obtaining gainful employment in his field of expertise or cause him undue hardship in that there are numerous other employment and business opportunities available to him that are not affected by the restrictions and other obligations imposed hereunder, and (b) are reasonable and necessary to protect the legitimate business interests of the Company and its subsidiaries and affiliates, and that any violation thereof would result in irreparable damage to the Company and /or its subsidiaries and affiliates.

       6. Notices. Any notice given pursuant to this Agreement shall be in writing and shall be deemed given on the earlier of the date the same is (a) personally delivered to the party to be notified, or (b) mailed, postage prepaid, certified with return receipt requested, addressed as follows, or at such other address as a party may from time to time designate in writing.

  	To the Company:		John B. Sanfilippo & Son, Inc.
					Attn: Jasper B. Sanfilippo
					2299 Busse Road
					Elk Grove Village, IL 60007

	With a Copy To:		Timothy R. Donovan
					Jenner & Block
					One IBM Plaza
					Chicago, IL 60611
					(312) 222-9350

        To Executive:           Steven G. Taylor
					7 Ashbury Lane
					Barrington, IL 60010


	7.	Limitation on Outside Activities.  Executive shall devote
his full employment energies, interest, authorities and time to the performance of the obligations hereunder and shall not, without the express written consent of the Company, render to others any service of any kind and, in addition, shall not engage in any activities which directly or indirectly conflict or interfere with the performance of the duties provided hereunder or the business affairs of the Company.

	8.	Modification.  No modification, amendment or waiver of the
provisions of this Agreement shall be effective unless in writing specifically referring hereto and signed by both parties.

	9.	Assignability and Binding Effect.  Executive shall not
assign his rights or delegate the performance of his obligations hereunder without the prior written consent of the Company. Subject to the provisions of the preceding sentence, all terms of this Agreement shall be binding upon and shall inure to the benefit of the parties and their legal representatives, heirs, successors and assigns.

	10.	Governing Law.  This Agreement and the rights of the
parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Illinois. The unenforceability or invalidity of any provisions of this Agreement shall not affect the enforceability or validity of the balance of this Agreement.

	11.	Waiver.  No provision of this Agreement may be waived
except by a writing signed by the party to be bound thereby. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach.

	12.	Captions.  Captions contained in this Agreement are
inserted for convenience only and in no way define, limit, or extend the scope or intent of any provision of this Agreement.

	13.	Entire Agreement.  This Agreement constitutes the entire
Agreement between the parties with respect to Executive's employment by the Company and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties relating to Executive's employment by the Company.

	14.	Effect on Covenant Not To Compete Agreement.  Nothing in
this Agreement shall be deemed to, in any way, modify, amend, diminish or otherwise affect the terms, conditions or enforceability of that certain Covenant Not To Compete Agreement dted June 17, 1992 by and between Executive, Sunshine and the Company.

  	15.	Effect On Prior Employment Agreement.  Effective as of the
date hereof, the Employment Term Executive's employment by Sunshine pursuant to the Prior Employment Agreement shall cease and any rights of Executive to employment by and compensation therefor from the Company and/or any of its subsidiaries or affiliates shall be governed solely by this Agreement.




	IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:					JOHN B. SANFILIPPO & SON, INC.


                                        By: /s/ Jasper B. Sanfilippo
                                            --------------------------
                                        Its: Chairman of the Board and
                                             Chief Executive Officer


                                            /s/ Steven G. Taylor
                                            --------------------